EXHIBIT 99.1

Catalyst Pharmaceuticals to Acquire U.S. Commercial Rights to FYCOMPA® (Perampanel) CIII From Eisai Co., Ltd

Acquisition Expands The Company’s Commercial Portfolio With An Established U.S. Marketed Product

Company Remains Dedicated To Growth Within Neurology Through Continued Active Business Development Strategy Into Synergistic Adjacencies

Transaction Includes Exclusive Period To Evaluate And Negotiate To Acquire A Rare Epilepsy Compound In Development

Acquisition Expected to be EBITDA and EPS Accretive in 2023

CORAL GABLES, Fla., Dec. 19, 2022 (GLOBE NEWSWIRE) -- Catalyst Pharmaceuticals, Inc. (“Catalyst”) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare diseases, today announced that it has entered into a definitive agreement with Eisai Co., Ltd, (“Eisai”) under which Catalyst will acquire the U.S. rights for FYCOMPA® (perampanel) CIII and an exclusive option period to review, evaluate and negotiate to acquire a rare epilepsy asset currently in Eisai’s pipeline. The acquisition adds a highly complementary and established marketed product in neurology that diversifies Catalyst’s commercial product portfolio and paves the way for further expansion into other rare neurological diseases that address critical unmet medical needs.

Catalyst has been advised that Eisai’s U.S. FYCOMPA net revenues for the 2022 fiscal year ending March 31, 2023, will approximate $136 million. Catalyst expects the acquisition to be accretive upon closing to Catalyst’s earnings in 2023 before interest, taxes, depreciation, and amortization (“EBITDA”) and to EPS.

“This agreement broadens our commercial portfolio and provides an option to add a late-stage rare neurology asset that would further build upon our core competencies with differentiated medicines that treat rare neurological and epileptic disorders,” said Patrick J. McEnany, Chairman and CEO of Catalyst. “Over the course of this year, our team has followed a focused and diligent process in pursuit of value-added transaction opportunities, and we are pleased to have delivered on this objective which we believe serves as a strategic catalyst for sustained future growth to our current strong revenues from FIRDAPSE®. Our portfolio expansion efforts and business development pipeline of prospects both continue to remain robust, with several additional opportunities under active due diligence that offer the potential to further implement our near and long-term growth strategy. We look forward to working closely with the Eisai FYCOMPA U.S. leadership to ensure a smooth and orderly transition of certain employees to the Catalyst team.”

The acquisition of FYCOMPA® is expected to provide Catalyst with:

•	A broader commercial product portfolio with the first and only non-competitive AMPA receptor antagonist approved for epilepsy.

•	A growing revenue base and a synergistic asset, further adding to the company’s already strong revenue growth of FIRDAPSE®.

•	A successfully marketed product, expanding Catalyst’s neurology footprint with the addition of a dedicated epilepsy sales force with a complementary call point.

•	An exclusive option to evaluate and potentially add a rare epilepsy asset that would serve as a gateway to further expand the company’s reach into rare neurological and epileptic disorders.

•	The opportunity to build on the company’s proven operational and commercial execution in neurology to further enhance the growth potential of FYCOMPA.

Catalyst believes that the acquisition of FYCOMPA will accelerate revenue growth and is expected to be accretive to EBITDA and EPS in 2023. After closing this transaction early in the first quarter of next year, we will be in a position to provide full revenue guidance for 2023.

FYCOMPA is expected to have patent protection through at least May 23, 2025, with possible patent protection into 2026.

Under the terms of the agreement, Eisai will receive an upfront payment of $160 Million in association with this transaction and, in addition, may receive future milestone payments and royalties. Eisai has also granted Catalyst an exclusive option period to evaluate and negotiate the acquisition of a rare epilepsy compound in Eisai’s pipeline.

The acquisition is structured as an all-cash purchase with no financing contingencies. The transaction is expected to be completed in the first quarter of 2023, subject to customary closing conditions and regulatory clearances in the United States and does not impact Catalyst’s previously reported 2022 full-year FIRDAPSE revenue guidance. Catalyst and Eisai will work closely together to help ensure a seamless transition of certain key members of the FYCOMPA U.S. business unit to Catalyst, and to that end, the companies have negotiated a rigorous, short-term Transition Services Agreement and a longer-term Supply Agreement as part of the acquisition transaction.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare diseases. With exceptional patient focus, Catalyst is committed to developing a robust pipeline of cutting-edge, best-in-class medicines for rare diseases. Catalyst’s New Drug Application for FIRDAPSE® (amifampridine) Tablets 10 mg for the treatment of adults with Lambert-Eaton myasthenic syndrome (“LEMS”) was approved in 2018 by the U.S. Food & Drug Administration (“FDA”) and FIRDAPSE is commercially available in the United States as a treatment for adults and children ages six to seventeen with LEMS. Further, Canada’s national healthcare regulatory agency, Health Canada, has approved the use of FIRDAPSE for the treatment of adult patients in Canada with LEMS.

For more information, visit the Company’s website at www.catalystpharma.com.

About Eisai

Eisai’s Corporate Concept is “to give first thought to patients and people in the daily living domain, and to increase the benefits that health care provides.” Under this Concept [also known as our human health care (hhc) Concept], we aim to effectively achieve social good in the form of relieving anxiety over health and reducing health disparities. With a global network of R&D facilities, manufacturing sites and marketing subsidiaries, we strive to create and deliver innovative products to target diseases with high unmet medical needs, with a particular focus in our strategic areas of Neurology and Oncology.

In addition, our continued commitment to the elimination of neglected tropical diseases (NTDs), which is a target (3.3) of the United Nations Sustainable Development Goals (SDGs), is demonstrated by our work on various activities together with global partners.

For more information about Eisai, please visit www.eisai.com (for global headquarters: Eisai Co., Ltd.), us.eisai.com (for U.S. headquarters: Eisai, Inc.) or www.eisai.eu (for Europe, Middle East, Africa, Russia, Australia, and New Zealand headquarters: Eisai Europe Ltd.), and connect with us on Twitter (U.S. and global) and LinkedIn (for U.S. and EMEA).

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether the proposed acquisition of FYCOMPA® will be completed, (ii) whether the acquisition transaction, if completed, will prove to be accretive, (iii) whether Catalyst and Eisai will successfully negotiate a mutually acceptable arrangement for Catalyst to acquire one of Eisai’s late stage products under development from its rare epilepsy portfolio, (iv) whether, if the acquisition transaction is completed, Catalyst can successfully integrate the FYCOMPA business into its business activities, and (v) those factors described in Catalyst’s Annual Report on Form 10-K for the 2021 fiscal year, Catalyst’s Quarterly Report on Form 10-Q for the third quarter of 2022, and Catalyst’s other filings with the SEC, could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

About Epilepsy

Epilepsy is a medical condition that produces seizures affecting a variety of mental and physical functions. Epilepsy is one of the most common neurological disorders, which affects 3.4 million people in the United States, including 470,000 children. Children with uncontrolled seizures are at greater risk for sudden unexpected death in epilepsy (SUDEP), which is relatively uncommon in childhood, but the risk increases if epilepsy persists into adulthood.

Partial-onset seizures are the most common types of seizures seen in people with epilepsy, accounting for 60 percent of all seizures. Convulsive seizures account for up to 25 percent of all epilepsy, with primary generalized tonic-clonic seizures being one of the most common and severe forms of seizures.

Missed medication doses are the number one cause of breakthrough seizures, which can cause significant injury to patients. People who experience breakthrough seizures have an increased risk of fractures or head injuries, emergency room (ER) visits, and hospitalization, as well as associated increase in healthcare costs.

About FYCOMPA

FYCOMPA is a prescription medicine used in people with epilepsy aged 4 and older alone or with other medicines to treat partial-onset seizures with or without secondarily generalized seizures, and with other medicines to treat primary generalized tonic-clonic seizures for people with epilepsy aged 12 and older.

FYCOMPA, an oral medication, is a selective non-competitive AMPA (alpha-amino-3-hydroxy-5-methyl-4-isoxazolepropionic acid) receptor antagonist. The precise mechanism by which FYCOMPA exerts its antiepileptic effects in humans is unknown.

FYCOMPA is supplied as 2 mg, 4 mg, 6 mg, 8 mg, 10 mg, and 12 mg film-coated tablets, and as a 0.5 mg/mL oral suspension formulation. FYCOMPA has been designated by the U.S. Drug Enforcement Administration as a federally-controlled substance (CIII). To date, FYCOMPA has been prescribed to over 500,000 patients globally.

Important Safety Information: INDICATION FOR FYCOMPA

FYCOMPA® (perampanel) is indicated in patients with epilepsy aged 4 years and older for partial-onset seizures (POS) with or without secondarily generalized seizures and adjunctive therapy for patients aged 12 years and older for primary generalized tonic-clonic (PGTC) seizures.

IMPORTANT SAFETY INFORMATION FOR FYCOMPA

WARNING: SERIOUS PSYCHIATRIC AND BEHAVIORAL REACTIONS

•  Serious or life-threatening psychiatric and behavioral adverse reactions including aggression, hostility, irritability, anger, and homicidal ideation and threats have been reported in patients taking FYCOMPA

•  These reactions occurred in patients with and without prior psychiatric history, prior aggressive behavior, or concomitant use of medications associated with hostility and aggression

•  Advise patients and caregivers to contact a healthcare provider immediately if any of these reactions or changes in mood, behavior, or personality that are not typical for the patient are observed while taking FYCOMPA or after discontinuing FYCOMPA

•  Closely monitor patients particularly during the titration period and at higher doses

•  FYCOMPA should be reduced if these symptoms occur and should be discontinued immediately if symptoms are severe or are worsening

SERIOUS PSYCHIATRIC AND BEHAVIORAL REACTIONS

In the partial-onset seizures clinical trials, hostility- and aggression-related adverse reactions occurred in 12% and 20% of patients randomized to receive FYCOMPA at doses of 8 mg and 12 mg per day, respectively, compared to 6% of patients in the placebo group. These effects were dose-related and generally appeared within the first 6 weeks of treatment, although new events continued to be observed through more than 37 weeks. These effects in FYCOMPA-treated patients led to dose reduction, interruption, and discontinuation more frequently than placebo-treated patients. Homicidal ideation and/or threat have also been reported postmarketing in patients treated with FYCOMPA. The combination of alcohol and FYCOMPA significantly worsened mood and increased anger. Patients taking FYCOMPA should avoid the use of alcohol. Patients, their caregivers, and families should be informed that FYCOMPA may increase the risk of psychiatric events. Patients should be monitored during treatment and for at least one month after the last dose of FYCOMPA, and especially when taking higher doses and during the initial few weeks of drug therapy (titration period) or at other times of dose increases. Similar serious psychiatric and behavioral events were observed in the primary generalized tonic-clonic (PGTC) seizure clinical trial.

SUICIDAL BEHAVIOR AND IDEATION

Antiepileptic drugs (AEDs), including FYCOMPA, increase the risk of suicidal thoughts or behavior in patients. Anyone considering prescribing FYCOMPA or any other AED must balance the risk of suicidal thoughts or behavior with the risk of untreated illness. Epilepsy and many other illnesses for which AEDs are prescribed are themselves associated with morbidity and mortality and an increased risk of suicidal thoughts and behavior. Patients, their caregivers, and families should be informed of the risk and advised to monitor and immediately report the emergence or worsening of depression, suicidal thoughts or behavior, thoughts about self-harm and/or any unusual changes in mood or behavior. Should suicidal thoughts and behavior emerge during treatment, consider whether the emergence of these symptoms in any given patient may be related to the illness being treated.

DIZZINESS AND GAIT DISTURBANCE

FYCOMPA caused dose-related increases in events related to dizziness and disturbance in gait or coordination. Dizziness and vertigo were reported in 35% and 47% of patients in the partial-onset seizure trials randomized to receive FYCOMPA at doses of 8 mg and 12 mg per day, respectively, compared to 10% of placebo-treated patients. Gait disturbance related events were reported in 12% and 16% of patients in the partial-onset seizure clinical trials randomized to receive FYCOMPA at doses of 8 mg and 12 mg per day, respectively, compared to 2% of placebo-treated patients. These adverse reactions occurred mostly during the titration phase. These adverse reactions were also observed in the PGTC seizure clinical trial.

SOMNOLENCE AND FATIGUE

FYCOMPA caused dose-dependent increases in somnolence and fatigue-related events. Somnolence was reported in 16% and 18% of patients in the partial-onset seizure trials randomized to receive FYCOMPA at doses of 8 mg and 12 mg per day, respectively, compared to 7% of placebo-treated patients. Fatigue-related events were reported in 12% and 15% of patients in the partial-onset seizure trials randomized to receive FYCOMPA at doses of 8 mg and 12 mg per day, respectively, compared to 5% of placebo-treated patients. These adverse reactions occurred mostly during the titration phase. These adverse reactions were also observed in the PGTC seizure clinical trial. Patients should be advised against engaging in hazardous activities requiring mental alertness, such as operating motor vehicles or dangerous machinery, until the effect of FYCOMPA is known. Patients should be carefully observed for signs of central nervous system (CNS) depression when FYCOMPA is used with other drugs with sedative properties because of potential additive effects.

FALLS

Falls were reported in 5% and 10% of patients in the partial-onset seizure clinical trials randomized to receive FYCOMPA at doses of 8 mg and 12 mg per day, respectively, compared to 3% of placebo-treated patients.

DRUG REACTION WITH EOSINOPHILIA AND SYSTEMIC SYMPTOMS (DRESS)

DRESS, also known as multiorgan hypersensitivity, has been reported in patients taking AEDs, including FYCOMPA. DRESS may be fatal or life-threatening. DRESS typically, although not exclusively, presents with fever, rash, lymphadenopathy, and/or facial swelling, in association with other organ system involvement. If signs or symptoms are present, immediately evaluate the patient and discontinue FYCOMPA if an alternative etiology for signs or symptoms cannot be established.

WITHDRAWAL OF AEDs

A gradual withdrawal is generally recommended with AEDs to minimize the potential of increased seizure frequency, but if withdrawal is a response to adverse events, prompt withdrawal can be considered.

MOST COMMON ADVERSE REACTIONS

The most common adverse reactions in patients aged 12 years and older receiving FYCOMPA (>5% and >1% higher than placebo) include dizziness, somnolence, fatigue, irritability, falls, nausea, weight gain, vertigo, ataxia, headache, vomiting, contusion, abdominal pain, and anxiety. Adverse reactions in patients aged 4 to <12 years were generally similar to patients aged 12 years and older.

DRUG INTERACTIONS

FYCOMPA may decrease the efficacy of contraceptives containing levonorgestrel. Plasma levels of perampanel were decreased when administered with known moderate and strong CYP3A4 inducers, including, carbamazepine, phenytoin, or oxcarbazepine. Multiple dosing of FYCOMPA 12 mg per day enhanced the effects of alcohol on vigilance and alertness, and increased levels of anger, confusion, and depression. These effects may also be seen when FYCOMPA is used in combination with other CNS depressants.

PREGNANCY AND LACTATION

Physicians are advised to recommend that pregnant patients taking FYCOMPA enroll in the North American Antiepileptic Drug (NAAED) Pregnancy Registry. Caution should be exercised when FYCOMPA is administered to pregnant or nursing women as there are no adequate data on the developmental risk associated with use in pregnant women, and no data on the presence of perampanel in human milk, the effects on the breastfed child, or the effects of the drug on milk production.

HEPATIC AND RENAL IMPAIRMENT

Use in patients with severe hepatic or severe renal impairment is not recommended. Dosage adjustments are recommended in patients with mild or moderate hepatic impairment. Use with caution in patients with moderate renal impairment.

DRUG ABUSE AND DEPENDENCE

FYCOMPA is a Schedule III controlled substance and has the potential to be abused and lead to drug dependence and withdrawal symptoms including anxiety, nervousness, irritability, fatigue, asthenia, mood swings, and insomnia.

Please see full Prescribing Information, including Boxed WARNING.

Source: Catalyst Pharmaceuticals, Inc.

Contact information:

Media Contact

David Schull

Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com

Investor Contact

Mary Coleman

Catalyst Pharmaceuticals, Inc.

(305) 420-3200

mcoleman@catalystpharma.com